Commercial Net Lease Realty Announces Common Stock Offering
Tuesday December 2, 4:06 pm ET

ORLANDO, Fla.—(BUSINESS WIRE)—Dec. 2, 2003—Commercial Net Lease Realty, Inc. (NYSE:NNN — News), an equity real estate investment trust announced that, after the market closed, the Company agreed to issue and sell in an underwritten public offering approximately 3.0 million shares of its common stock with proceeds to the Company of approximately $54 million. The offering is being made pursuant to a prospectus supplement to the prospectus filed as part of the Company’s universal shelf registration on Form S-3 that was declared effective by the Securities and Exchange Commission on June 5, 2003. The offering is expected to close on December 8, 2003. Citigroup is acting as the sole underwriter.

Commercial Net Lease Realty invests in high quality, single-tenant retail, office and industrial properties subject generally to long-term, net leases with established tenants, such as Barnes & Noble, Best Buy, Eckerd, OfficeMax, Wal-Mart and the United States of America. The Company currently owns, either directly or through investment interests, 348 properties in 39 states with a gross leasable area of approximately 7.4 million square feet. These properties are leased to 128 corporations in 47 industrial classifications.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities referred to herein in any state in which such offer, solicitation or sale would be unlawful. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from Citigroup Global Markets, Inc., 388 Greenwich Street, New York, New York 10013.

Statements in this press release, which are not strictly historical, are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, changes in interest rates, increases in operating costs, the availability of capital, and the profitability of the Company’s taxable subsidiary. Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained in the prospectus and from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Contact: Commercial Net Lease Realty, Inc., Orlando Kevin B. Habicht, 407/265-7348